Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-230535) of our report dated July 14, 2023, relating to the financial statements of Nemaura Medical Inc. as of and for the year ended March 31, 2023 (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) which appear in Nemaura Medical Inc.’s Annual Report on Form 10-K for the year ended March 31, 2023.

/s/Weinberg and Company, P.A.

Los Angeles, California

July 13, 2023